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Exhibit 10.16

December 21, 1998



Mr. J. Patrick Danahy
5415 Eastern Shore Drive
Greensboro, North Carolina  27455

Dear Pat:

        This will confirm our agreements in connection with your retirement from Cone Mills Corporation (the "Company"). We have agreed as follows:

        1. Subject to applicable withholdings and to your compliance with paragraph 4(a) below and assuming no revocation of this letter agreement by you pursuant to paragraph 9:

               (a) The Company will continue your salary at the rate of $505,000 per year through December 31, 1998, and at the rate of $520,000 per year from January 1, 1999, through December 31, 1999. Payment will be made in monthly installments in accordance with the Company's payroll practices for salaried employees. In the event of your death before December 31, 1999, the Company will continue to make the salary continuation payments only through the end of the month in which death occurs but, as provided in paragraph 2, during your terminal leave, you will continue to be covered by the Company's life insurance plan under which your death benefit would be $1 million.

               (b) Upon expiration of the seven-day period described in paragraph 9 below, the Company will transfer to you, free and clear of all leases, liens and other encumbrances, the automobile that has previously been made available to you by the Company. After the transfer, you will be responsible for all taxes, insurance and other expenses associated with the ownership and operation of the automobile.

        2. Through December 31, 1999 (or, if earlier, the date of your death or the date on which you cease to be in compliance




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                                                                         Page 41

with the covenants contained in paragraph 4(a) below), you will be on "terminal leave" in accordance with the Company's terminal leave policy. Under that policy, which is described on Schedule A to this letter, you will be eligible to participate in the Company's pension benefit plans and welfare benefit plans (other than the long-term disability plan). During your terminal leave, the Company will provide you off-site office space and secretarial services through a mutually agreed upon executive support services firm.

        3. The stock options previously granted to you by the Company, as listed on Schedule B to this letter, will continue in effect in accordance with their terms, and your employment will be treated as continuing during your terminal leave. Accordingly, if your terminal leave continues through December 31, 1999, then you will have the right to exercise your outstanding options for a period of three months from and after December 31, 1999. (We note, however, that the exercise of your incentive stock options after February 9, 1999, may result in such options being treated as nonqualified stock options for income tax purposes.) Under the Restricted Stock Award Agreement dated November 10, 1997, you were awarded 15,000 shares of Restricted Stock. We have agreed to treat 10,000 of these shares as having been forfeited. Subject to your compliance with paragraph 4(a) below at all times from the date hereof through December 31, 1999, and subject to the applicable provisions of the Cone Mills Corporation Amended and Restated 1992 Stock Plan, the remaining 5,000 shares of Restricted Stock will vest on December 31, 1999.

        4. (a) Without the consent of the Board of Directors of the Company, during the period beginning on the date hereof and continuing through December 31, 2001, you will not, anywhere in the world, directly or indirectly:

               (i) Own any interest in, manage, operate, control, be employed by, render advisory services to, represent, or participate in or be connected with the management or control of, any business that is then in competition with the Company or any of its subsidiaries, including but not limited to the manufacture, marketing or merchandising of denim fabrics, dyeing and finishing services, print fabrics, jacquard fabrics and casual sportswear fabrics; provided, however, that you may own, directly or indirectly, solely as an investment, securities of any corporation traded on a national securities exchange




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                                                                         Page 42

if you are not a controlling person of, or a member of a group which controls, such corporation, do not, directly or indirectly, own more than 1% of any class of securities of such corporation and do not otherwise violate the provisions of this paragraph 4(a); or

               (ii) Influence or attempt to influence any customer of the Company or any of its subsidiaries to discontinue its purchase of goods or services from the Company or any of its subsidiaries or to divert such purchases to any other person, firm or corporation; or

               (iii) Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its subsidiaries and any of their respective suppliers, principals, distributors, lessors or licensors; or

               (iv) Participate in or assist in any way with any attempt to cause a change in control of the Company or a business combination with the Company.

In addition, you have agreed that, without the consent of the Board of Directors of the Company, you will not, in any capacity or at any time (whether on or before December 31, 2001 or thereafter), solicit the employment of or employ any person who is then employed by the Company or any of its subsidiaries at a base annual salary of more than $50,000 or otherwise encourage any such employee to leave the employ of the Company or any of its subsidiaries, and you have acknowledged your continuing duty not to disclose any information concerning the Company that is not generally available to the public. If you request the consent of the Board of Directors of the Company with respect to an activity covered by this paragraph 4(a), the Board will consider your request in good faith, will not unreasonably withhold its consent and will advise you promptly of its decision.

               (b) In the event of any breach or threatened breach of any of the covenants contained in paragraph 4(a) before January 1, 2002, the Company will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining the breach or threatened breach. This right to injunctive relief will be cumulative and in addition to all other rights and remedies available to the Company.






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                                                                         Page 43

               (c) Under paragraph 7(b) of the Excess Benefit Plan of Cone Mills Corporation and paragraph 7(b) of the Cone Mills Corporation SERP (collectively, the "Nonqualified Plans"), the Company has the right to terminate the payments to which you would otherwise be entitled under the Nonqualified Plans. Subject to your compliance with the provisions of paragraph 4(a), and in consideration of your agreement, as stated in paragraph 4(a) above, with respect to employees of the Company and its subsidiaries, the Company will waive its right to terminate payments in the event of your violation of paragraph 7(b) of the Nonqualified Plans.

        5. You acknowledge that this letter agreement provides you with payments and other assurances to which you would not otherwise be entitled upon your retirement from the Company and, in consideration thereof, you hereby irrevocably release and forever discharge the Company, its past, present and future subsidiaries, affiliates, officers, directors, agents, employees and representatives, jointly and individually, from any and all claims, demands, actions, causes of action and liabilities (including, without limitation, attorneys' fees and other costs and expenses of suit) that you had, now have or may have, whether the same be at law, in equity, or mixed, upon or by reason of any matter or cause whatsoever with respect to your employment by the Company or the termination of your employment or with respect to other events that occurred prior to the date of execution of this letter agreement, including, but not limited to, any claim arising under the Age Discrimination in Employment Act, the Civil Rights Act of 1964 (Title VII) and 1991, the Employee Retirement Income Security Act, the Americans With Disabilities Act (each as amended through the date hereof), all federal, state and local civil rights statutes, and any other statutory, equitable or common law claims or causes of action in tort or contract, including but not limited to impairment of economic opportunity, wrongful discharge, and intentional or negligent infliction of mental distress, except that this release does not extend to rights, benefits and claims that expressly accrue under and pursuant to the terms of this letter agreement, the Nonqualified Plans and the qualified retirement plans of the Company. Without limiting the generality of this release, you acknowledge and agree that, except for the payments and benefits provided for in this letter agreement, you are not entitled to any compensation or benefits from the Company, including but not limited to compensation for accrued vacation, bonuses, incentive compensation or other forms of compensation, or to reimbursement of expenses.




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                                                                         Page 44

        6. This letter agreement represents and contains the entire agreement and understanding between you and the Company with respect to your retirement from the Company and supersedes any and all prior and written agreements and understandings of any kind, written or oral, with respect to your retirement from the Company.

        7. If one or more of the provisions of this letter agreement are determined to be illegal or unenforceable, the remainder hereof will not be affected by that determination and each remaining provision, or portion thereof, will continue to be valid and effective and will be enforceable to the fullest extent permitted by law.

        8. You hereby acknowledge that the Company has advised you to consult with an attorney prior to executing this letter agreement and that you have 21 days from the date this letter agreement is delivered to you during which to review fully and consider whether or not you wish to accept and agree to all of the terms and conditions set forth herein.

        9. If you execute this letter agreement, you will nevertheless have a period of seven days from the date of execution to reject or revoke the agreement. Revocation must be made by delivering a written notice of revocation to the Company, 3101 North Elm Street, Greensboro, North Carolina 27415-6540,
Attention: Terry L. Weatherford. This letter agreement shall not be effective and enforceable until the seven-day revocation period has expired.

        10. By executing this letter agreement, you represent to the Company that you have completely read the terms hereof and that you fully understand and voluntarily and knowingly accept those terms, including the release of claims you may have against the Company.

        11. This letter agreement shall be binding upon and shall inure to the benefit of you and your heirs, executors, representatives and administrators, as well as the Company and its successors and assigns. You may not assign your rights under this letter agreement without the prior written consent of the Company.

        12. This letter agreement is entered into in the State of North Carolina and will be interpreted, enforced and governed by the laws and judicial decisions of the State of North Carolina, except to the extent preempted by Federal law.

        If this letter accurately states our agreements, please sign in the space provided below and return this letter to me.


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                                                                         Page 45

               PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE
                    OF KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY

                             Very truly yours,

                             CONE MILLS CORPORATION


                             By:     /s/ Dewey L. Trogdon
                                 ---------------------------------------
                                 Dewey L. Trogdon, Chairman of the Board

AGREED:
/s/ J. Patrick Danahy
  J. Patrick Danahy




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                                                                         Page 46
                                   SCHEDULE A

DESCRIPTION OF BENEFITS

Terminal Leave policy for salaried employees provides that "employees on terminal leave will continue to be covered under group insurance and the pension plan, but not the long term disability plan. Employees will be expected to continue paying (on same basis as active employee) premiums for themselves for their dependents while on leave."

1.      Defined Benefit Plan and Nonqualified Plans

               Mr. Danahy will accrue a pension benefit through the end of terminal leave, i.e. he will receive credit for his compensation and service through December 31, 1999. Although a definitive calculation of the pension benefit is not made until after the termination date, an estimate of Mr. Danahy's monthly pension benefit is as follows:

                      Life with guaranteed 10 year payment:          $15,792.85
                      Life Only:                                      16,387.l0
                      Joint benefit with 50% to surviving
                         Spouse:                                      15,390.13

               The estimate is based on 1999 compensation of $520,000, service through 1999, benefits commencing on January 1, 2000, and transfer of all ESOP accounts to the pension trust. The above estimate is without any limits imposed by the IRC as to the amount of compensation which can be considered in calculating the benefit or as to the amount which can be paid as a qualified pension benefit. The dollar amount of the limitations for Mr. Danahy's benefits must be made by an independent actuary. Since it involves a substantial calculation, we prefer to delay the referral to the actuary until all compensation and service data is certain. The amount of the accrued benefit which cannot be paid from the pension trust will be paid by the Company out of its general funds pursuant to the SERP and Excess Benefit Plan (nonqualified deferred compensation plans).

2.      Life Insurance

        Mr. Danahy will continue to be eligible for the Company's group life insurance program through the date the terminal leave



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                                                                         Page 47

period ends. The coverage is two times the annual compensation but not to exceed $1,000,000. Therefore his coverage is $1,000,000. A portion ($50,000) of the coverage is provided by Prudential Insurance Company of America pursuant to a group term policy. After terminal leave is over, he can convert this to an individual policy by contacting a Prudential agent. The balance of the coverage ($950,000) is provided by The Principal Insurance Company through a universal life policy. This coverage may be continued after the terminal leave pursuant to the terms of the individual policy issued to Mr. Danahy. The local Principal agent will be able to provide the amount of coverage that can be continued, the premium cost to Mr. Danahy, the current cash value accrued if any, and the amount of life insurance if any to which the cash value is convertible.

        The Company will continue to pay the premiums to Prudential and the Principal during the terminal leave period. The amount paid to the Principal is treated as compensation to Mr. Danahy for tax purposes.

3.      401(k) Program

        Mr. Danahy is eligible to participate in the 401(k) during the terminal leave period. The Company will match his contributions up to the plan and IRC limits. He will not be able to take a distribution (other than a loan or hardship withdrawal) until after the terminal leave period ends. Following terminal leave, he can take a distribution in cash or in-kind, he can make a direct transfer or a roll-over to an IRA, or he can leave the funds in the plan. After-tax contributions cannot be put into an IRA.

4.      Disability

        Mr. Danahy is no longer a participant in the Company's Long Term Disability plan. His participation ended upon termination of active employment.

5.      Medical

        Mr. Danahy, and his covered dependents on which premiums are paid, continue during terminal leave to be eligible for the Company's group health insurance program, as now constituted or hereafter amended. If Mr. Danahy dies during terminal leave, his spouse being less than age 55 can continue dependent coverage under the employee group medical plan. At age 55, she will be entitled to COBRA benefits for the mandated period or she can elect to take the retiree medical program.



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                                                                         Page 48

        After terminal leave, Mr. Danahy has an option to pay for and receive COBRA benefits for the mandated period (e.g. 18 months) or to elect to participate by paying the premiums in the Company's Retiree Medical Program.
The Retiree Medical Program continues for both he and his spouse respectively until age 65 or until eligible for medicare if earlier. The dental portion of the retiree program can continue for life if premiums are paid. The Company has reserved the right to terminate or amend the retiree medical and dental program.

        The Retiree Medical Program is similar in benefit coverage to the salaried employee medical program except there are higher premiums, higher deductibles and the out of pocket expense is different. Reference must be made to the plan documents for coverage.

THE ABOVE LISTING IS A SUMMARY OF THE MAJOR BENEFITS OR RIGHTS AFFORDED EMPLOYEES ON TERMINAL LEAVE AND RETIRED SALARIED EMPLOYEES. THE ABOVE IS NOT TO BE CONSTRUED AS A SUMMARY PLAN DESCRIPTION OR A SUBSTITUTE FOR THE PLAN DOCUMENTS TO WHICH REFERENCE IS MADE FOR EXPLANATION OF BENEFITS PROVIDED. A SUMMARY PLAN DESCRIPTION OR THE PLAN DOCUMENT OR THE APPLICABLE POLICY WILL BE PROVIDED IF REQUESTED.





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                                                                         Page 49
                                   Schedule B

Stock Options

        1.     2/18/93 ISO for 30,000 shares at $15.625 per share

        2. 11/9/94 Nonqualified Option for 40,000 shares at $12.00 per share (with tax reimbursement)

        3. 11/7/96 Nonqualified Option for 50,000 shares at $8.00 per share (with tax reimbursement)

        4. 11/10/97 Nonqualified Option for 23,250 shares at $8.50 per share

        5.     11/10/97 ISO for 11,750 shares at $8.50 per share